Exhibit 10.8(e)
SIXTH AMENDMENT TO LOAN AND SERVICING AGREEMENT
     THIS SIXTH AMENDMENT TO LOAN AND SERVICING AGREEMENT, dated as of May 28, 2003 (this “Amendment”), is entered into among TRM Inventory Funding Trust (“Borrower”), TRM ATM Corporation, in its individual capacity (“TRM ATM”) and as Servicer (in such capacity, “Servicer”), Autobahn Funding Company, LLC (“Lender”), DZ Bank AG, Deutsche Zentral-Genossenschaftsbank Frankfurt am Main, as Administrative Agent (in such capacity, “Administrative Agent”) and as Liquidity Agent (in such capacity “Liquidity Agent”), and U.S. Bank National Association, as Collateral Agent (“Collateral Agent”).
RECITALS
     A. The Borrower, TRM ATM, Servicer, Lender, Administrative Agent, Liquidity Agent and Collateral Agent are each a party to that certain Loan and Servicing Agreement, dated as of March 17, 2000 (as amended by a First Amendment to Loan and Servicing Agreement, dated as of March 16, 2001, an Omnibus Amendment, dated as of March 16, 2001, a Second Amendment to Loan and Servicing Agreement, dated as of November 5, 2001, a Third Amendment to Loan and Servicing Agreement, dated as of April 23, 2002, a Fourth Amendment to Loan and Servicing Agreement, dated as of July 22, 2002, and a Fifth Amendment to Loan and Servicing Agreement, dated as of April 23, 2003, the “Agreement”);
     B. The Servicer has informed the parties to the Agreement that two of the insurance providers that are currently providing insurance required by the Agreement do not currently meet the ratings requirements set forth in the Agreement and, in connection therewith, the parties to the Agreement desire to waive the Event of Default caused thereby, for the periods and on the terms set forth herein; and
     C. The parties to the Agreement desire to amend the Agreement as hereinafter set forth.
AGREEMENT
          1. Certain Defined Terms. Capitalized terms that are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.
          2. Amendments to Agreement. Effective as of May 28, 2003, the Agreement shall be amended as follows:
          2.1 Amendment to Section 8.02. Section 8.02 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
     (a) The Servicer shall maintain, or cause to be maintained for Borrower’s account, with respect to the Cash, insurance covering losses resulting from ATM malfunction, theft, fraud, fire, and any other items as may be reasonably requested by the Administrative Agent or the Liquidity Agent in the amounts specified in Schedule II. The Servicer shall cause each such insurance policy (i) to name the Collateral Agent, for the benefit of the Secured Parties, as the loss payee, (ii) to be issued by a reputable insurance company with claims paying ratings of at least “A” by Standard & Poor’s and at least “A2” by Moody’s and (iii) to provide that it may not be cancelled, amended or terminated without at least 30 days prior written notice to Borrower and the Collateral Agent.
     (b) The Servicer shall maintain, or cause to be maintained for Borrower’s account, at all times on and after June 16, 2003, in addition to any insurance provided or carried by any Armored Car Carriers, shipper’s risk insurance covering losses of Cash while in the possession of Armored Car Carriers with an aggregate amount of coverage equal to not less than $30,000,000. The Servicer shall cause each such insurance policy (i) to name the Collateral Agent, for the benefit of the Secured Parties, as the loss payee and (ii) to provide that it may not be cancelled, amended or terminated without at least 30 days prior written notice to Borrower and the Collateral Agent.
     (c) The Servicer shall maintain with respect to Servicer’s officers and directors one or more D&O insurance policies with an aggregate amount of coverage equal to not less than $15,000,000. The Servicer shall cause each such insurance policy (i) to be issued by a reputable insurance company with claims paying ratings of at least “A” by Standard & Poor’s and at least “A2” by Moody’s and (ii) to provide that it may not be cancelled, amended or terminated without at least 30 days prior written notice to Borrower and the Collateral Agent.
     (d) With respect to each insurance policy required by this Section 8.02, the Servicer shall promptly file and shall diligently pursue any claims with respect to the Cash with the applicable insurer, and shall deposit all proceeds received in connection therewith in the Credit Balance Settlement Account within one (1) Business Day of receipt. Upon any failure of the Servicer to take any such actions, the Collateral Agent shall have the right to take any such actions in its place and stead and shall, at the direction of the Administrative Agent, take any such actions in its place and stead, and the Servicer shall cooperate with the Collateral Agent in taking any such action. Within three (3) Business Days of obtaining knowledge of any loss with respect to the Cash which is required to be covered by insurance pursuant to this Agreement, the Servicer shall deposit the full amount of such loss into the Credit Balance Settlement Account. Upon receipt by the Servicer or the Collateral Agent of the proceeds of any claim made with respect to any such loss for which the Servicer has advanced a loss payment pursuant to the preceding sentence, such proceeds shall be paid to the Servicer in reimbursement of its payment and shall not constitute Collections to be distributed in accordance with Section 3.03. Each of the Borrower and the Servicer covenants and agrees not to amend or terminate any such insurance policy without the prior written consent of the Liquidity Agent.
          2.2 Amendment to Appendix A. The definition of “ATM” contained in Appendix A of the Agreement is hereby amended by deleting the reference to “Aal” contained in clause (iii) thereof and replacing it with a reference to “A2.”

          2.3 Amendment to Schedule II. Schedule II of the Agreement is hereby amended by deleting the phrase “rated “A” or higher by Moody’s” in each place where it appears therein and replacing each such occurrence thereof with the phrase “rated at least “A” by Standard & Poor’s and at least “A2” by Moody’s.”
          3. Conditions to Effectiveness. This Amendment shall become effective, as of May 28, 2003, upon receipt by the Administrative Agent of counterparts of this Amendment, duly executed by all parties hereto.
          4. Waiver. The parties hereto hereby waive, subject to the following sentence, any Event of Default that has resulted, or may result, from non-compliance with the following provisions of the Agreement, as they relate to American & Foreign Insurance and Royal Surplus Lines Insurance, as providers of insurance required by the Agreement (collectively, the “Insurers”), and the insurance policies provided by the Insurers: (i) the requirement set forth in Section 8.02 of the Agreement that the insurance required thereby be issued by an insurance company that has certain specified minimum ratings, (ii) the requirement contained in the definition of “ATM” that each such ATM be insured by an insurance company that maintains a specified claims paying rating and (iii) the requirement contained in Schedule II of the Agreement that additional insurance coverage be issued by an insurance company that has certain specified minimum ratings. Notwithstanding anything contained herein to the contrary, the waiver set forth herein shall be effective only during the period from the effective date hereof until June 30, 2003; provided, that such waiver shall cease to be effective on June 16, 2003, unless the Servicer shall have delivered to the Administrative Agent by such date written evidence in form and substance satisfactory to the Administrative Agent that one or more insurers that meets the requirements of the Agreement (as amended hereby) have committed to provide, by July 1, 2003, insurance policies that will replace the insurance policies provided by the Insurers. The waiver set forth herein shall be limited to its terms and shall not constitute a waiver of any other rights the parties hereto may have from time to time under the Agreement or the other Transaction Documents.
          5. Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement to “this Agreement,” “hereof,” “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.
          6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
          7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York without regard to any otherwise applicable principles of conflict of laws.

          8. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment, or the Agreements or any provision hereof or thereof.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to he executed by their respective officers thereunto duly authorized, as of the date first above written.

TRM INVENTORY FUNDING TRUST

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Charisse L. Rodgers Name: Charisse L. Rodgers Title: Vice President

TRM ATM CORPORATION

By:	/s/ Kenneth L. Tepper Name: Kenneth L. Tepper Title: President & CEO

AUTOBAHN FUNDING COMPANY LLC

By:	DZ Bank AG, Deutsche Zentral Genossenschaftsbank Frankfurt am Main, as its attorney- in- fact

By:	/s/ Patrick Preece Name: Patrick Preece Title: VP

DZ BANK AG, DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK FRANKFURT AM MAIN, as Administrative Agent and Liquidity Agent

By:	/s/ Patrick Preece Name: Patrick Preece Title: VP

By:	/s/ Richard J. Wisniewski Name: Richard J. Wisniewski
Title: VP

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Toby Robillard
Name: Toby Robillard
Title: Asst. Vice President

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Acknowledged and Agreed: GSS HOLDINGS, INC.

By:	/s/ Andrew L. Stidd Name: Andrew L. Stidd
Title: President

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